Exhibit 99.1

February 2, 2017

A. O. Smith announces double-digit 2016 earnings growth on six percent increase in sales

Milwaukee, Wis.— A. O. Smith Corporation (NYSE-AOS) today announced record sales of $2.69 billion and record net earnings of $326.5 million, or $1.85 per share, for 2016 compared with net earnings of $282.9 million, or $1.58 per share, the previous year.

Sales for 2016 grew six percent from $2.54 billion in 2015 and eight percent when adjusted for the stronger U.S. dollar against the Chinese currency. Sales in China grew 13 percent during 2016 and grew 19 percent when the impact from the stronger U.S. dollar is excluded.

In the fourth quarter, the company earned $82.7 million or $.47 per share on sales of $698.1 million compared with net earnings of $79.8 million or $.45 per share in the fourth quarter of 2015 on sales of $639.4 million.

“A. O. Smith had another excellent year, setting sales and earnings records thanks to continued healthy end markets for our consumer products in China and for boilers and commercial water heaters in the U.S.,” Ajita G. Rajendra, chairman and chief executive officer, observed.

“In addition to the launch of several new products in China, we saw an increase in China water treatment sales of nearly 35 percent,” Rajendra continued.

“In early August, we acquired Aquasana, which allowed us to enter the U.S. market with a premium line of water treatment products. Aquasana compliments our global water treatment product line, which has grown rapidly; in 2016 we sold approximately $194 million in water treatment products.”

North American segment

Sales for the North American segment in 2016 were a record $1.74 billion, a two percent increase over 2015 sales of $1.70 billion. The segment benefited from the full year impact of U.S. pricing actions resulting from a regulatory change in April 2015, as well as a price increase related to steel and other cost inflation in August 2016. Higher volumes of boilers and commercial water heaters in the U.S. also contributed to higher sales. U.S. residential water heater volumes were lower than the prior year and partially offset these benefits. The acquisition of Aquasana in August 2016 added $18.4 million to the company’s North America segment sales.

Segment operating earnings increased 14 percent in 2016 to $385.9 million compared with $339.9 million in 2015. The earnings increase was driven primarily by the impact from pricing actions, lower material costs realized in the first half of 2016, and higher boiler and commercial water heater volumes in the U.S., which were partially offset by lower U.S. residential water heater volumes. As a result, 2016 operating margin of 22.1 percent improved from 2015 operating margin of 20.0 percent.

Fourth quarter sales for the segment of $435.6 million were five percent greater than the prior year’s fourth quarter sales of $413.7 million. The increase in sales was primarily due to higher volumes of commercial water heaters and boilers in the U.S. and the pricing action in August 2016. Lower volumes of residential water heaters in the U.S. partially offset these favorable factors. Aquasana contributed $12.2 million to fourth quarter segment sales.

Fourth quarter segment operating earnings of $89.4 million were three percent lower than segment operating earnings of $92.2 million earned in the fourth quarter of the prior year. The benefits of the August 2016 price increase and improved profitability of Lochinvar branded products were more than offset by higher material costs and more than $6 million of expected incremental ERP implementation expenses. As a result, fourth quarter segment operating margin of 20.5 percent was lower than the fourth quarter operating margin of 22.3 percent one year ago.

Rest of World segment

Sales of this segment increased 11 percent in 2016 to $965.6 million compared with 2015 sales of $866.1 million. China sales increased 13 percent and grew 19 percent when the impact from the stronger U.S. dollar is excluded. An increase in demand for water heaters and residential air purification products and 35 percent growth in A. O. Smith-branded water treatment product sales contributed to the strong growth in China.

Operating earnings for this segment increased 14 percent in 2016 to $129.1 million compared with $113.0 million earned the prior year. Higher sales were partially offset by increased China selling, general and administrative (SG&A) expenses. Higher selling costs in China to support expansion in tier 2 and 3 cities, as well as higher advertising costs to support brand building, were the primary drivers of higher segment SG&A expenses. Currency translation reduced China earnings by approximately $8 million. Segment operating margin was slightly higher at 13.4 percent in 2016 compared with 2015 segment operating margin of 13.0 percent.

Segment sales for the fourth quarter 2016 of $268.1 million were 16 percent higher than the same period in the previous year. Sales in China increased 24 percent in the quarter, excluding the impact from the strengthening U.S. dollar. Continued demand for the company’s consumer products in the region led by water treatment and air purification products contributed to the strong sales growth.

Segment operating earnings of $38.2 million were 34 percent higher in the fourth quarter of 2016 than in the same three-month period in 2015, driven by the impact from higher China sales. Higher selling costs to support growth, higher advertising costs to support brand building and $2.5 million due to currency translation, all in China, partially offset higher China sales. Segment operating margin for the period at 14.2 percent was higher than the fourth quarter of 2015 at 12.3 percent due to higher gross margins primarily driven by a more profitable mix of China products and improved profitability associated with sales of water treatment products in the 2016 quarter.

Share Repurchase and Other Items

During the fourth quarter of 2016, the company repurchased approximately 726,000 shares of its common stock at a total cost of $35.0 million. For 2016, repurchases totaled approximately 3.3 million shares at a cost of $135.2 million. At its December 2016 meeting, the company’s board of directors increased the authorized shares available for repurchase by 3.0 million shares. At the end of 2016, approximately 4.9 million shares remained on the company’s repurchase authority.

Total debt was $323.6 million as of Dec. 31, 2016, resulting in leverage of 17.6 percent as measured by the ratio of total debt to total capital. Cash and marketable securities, primarily located outside the U.S., totaled $754.6 million at the end of the year. Cash flow provided by operations of $446.6 million in 2016 compared with $351.7 million provided the previous year. Higher earnings and lower outlays for working capital, primarily in China, were the primary drivers of improved cash flow in 2016.

The effective tax rate associated with 2016 net earnings was 29.4 percent, which was slightly lower than the 29.7 percent recorded the previous year. During the fourth quarter, the effective tax rate was 28.9 percent and higher than the 27.0 percent rate recorded in the fourth quarter of 2015. The fourth quarter 2015 rate was lower primarily due to extension of the research and development tax credit late in 2015 and additional R&D tax benefits in China.

“A. O. Smith continues to invest in its business while rewarding its shareholders. On Jan. 20, we announced a 17 percent increase in our quarterly dividend rate,” Rajendra continued. “We entered the North American water treatment market with the acquisition of Aquasana, expanding our global reach of water treatment products. With over $750 million in cash and marketable securities and a significant amount of incremental borrowing capacity, we believe we have the resources available to take advantage of additional global opportunities that would add long-term value as well as return cash to shareholders.”

Outlook for 2017

“It was another record year for A. O. Smith in 2016 driven by solid, global performance,” Rajendra observed.

“We believe our sales in China will continue to grow at a rate of approximately 15 percent in local currency led by continued strong growth of water treatment and air purification products. We believe our sales in the U.S. will be driven by residential water heater growth, as well as continued growth of boilers and water treatment products,” Rajendra continued.

“We believe our growth drivers are intact and that our replacement demand remains substantial, which leads us to expect 2017 earnings to be between $1.98 and $2.08 per share. Our earnings guidance does not include the potential impact from future acquisitions. The midpoint of our 2017 earnings guidance represents a 10 percent increase over 2016,” Rajendra concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy and/or a decline in the growth rate of consumer spending in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; uncertain costs, savings and timeframes associated with the company’s new enterprise resource planning system; foreign currency fluctuations; the company’s ability to execute its acquisition strategy; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2016	2015	2016	2015
Net sales	$698.1	$639.4	$2,685.9	$2,536.5
Cost of products sold	408.5	376.8	1,566.6	1,526.7

Gross profit	289.6	262.6	1,119.3	1009.8
Selling, general and administrative expenses	174.8	155.1	658.9	610.7
Contingent consideration adjustment	—	—	—
Interest expense	1.6	1.4	7.3	7.4
Other income	(3.2)	(3.2)	(9.4)	(10.8)

Earnings before provision for income taxes	116.4	109.3	462.5	402.5
Provision for income taxes	33.7	29.5	136.0	119.6

Net earnings	$82.7	$79.8	$326.5	$282.9

Diluted earnings per share of common stock	$0.47	$0.45	$1.85	$1.58

Average common shares outstanding (000’s omitted)	175,956	177,348	176,825	179,010

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	December 31,	December 31,
	2016	2015
ASSETS:
Cash and cash equivalents	$330.4	$323.6
Marketable securities	424.2	321.6
Receivables	518.7	501.4
Inventories	251.1	222.9
Other current assets	37.6	33.8

Total Current Assets	1,562.0	1,403.3
Net property, plant and equipment	461.9	442.7
Goodwill and other intangibles	799.8	711.9
Other assets	67.3	71.3

Total Assets	$2,891.0	$2,629.2

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$528.6	$424.9
Accrued payroll and benefits	84.3	81.6
Accrued liabilities	101.0	90.1
Product warranties	44.5	43.7
Debt due within one year	7.2	12.9

Total Current Liabilities	765.6	653.2
Long-term debt	316.4	236.1
Pension liabilities	109.0	134.2
Other liabilities	184.7	163.4
Stockholders’ equity	1,515.3	1,442.3

Total Liabilities and Stockholders’ Equity	$2,891.0	$2,629.2

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

	Twelve Months Ended
	December 31,
	(unaudited)
	2016	2015
Operating Activities
Net earnings	$326.5	$282.9
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	65.1	63.0
Stock based compensation expense	9.4	8.8
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	68.8	16.8
Noncurrent assets and liabilities	(22.0)	(18.6)

Cash Provided by Operating Activities - continuing operations	447.8	352.9
Cash Used in Operating Activities - discontinued operations	(1.2)	(1.2)

Cash Provided by Operating Activities	446.6	351.7
Investing Activities
Capital expenditures	(80.7)	(72.7)
Acquisitions	(90.8)	—
Investment in marketable securities	(563.8)	(428.8)
Net proceeds from sale of marketable securities	435.1	315.4

Cash Used in Investing Activities	(300.2)	(186.1)
Financing Activities
Term debt incurred	31.8	61.7
Debt incurred (repaid)	42.3	(33.6)
Common stock repurchases	(135.2)	(128.1)
Net proceeds from stock option activity	5.7	6.4
Dividends paid	(84.2)	(67.8)

Cash Used In Financing Activities	(139.6)	(161.4)

Net increase in cash and cash equivalents	6.8	4.2
Cash and cash equivalents - beginning of period	323.6	319.4

Cash and Cash Equivalents - End of Period	$330.4	$323.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2016	2015	2016	2015
Net sales
North America	$435.6	$413.7	$1,743.2	$1,703.0
Rest of World	268.1	231.8	965.6	866.1
Inter-segment sales	(5.6)	(6.1)	(22.9)	(32.6)

	$698.1	$639.4	$2,685.9	$2,536.5

Earnings
North America	$89.4	$92.2	$385.9	$339.9
Rest of World	38.2	28.5	129.1	113.0

	127.6	120.7	515.0	452.9
Corporate expense	(9.6)	(10.0)	(45.2)	(43.0)
Interest expense	(1.6)	(1.4)	(7.3)	(7.4)

Earnings before income taxes	116.4	109.3	462.5	402.5
Tax provision	33.7	29.5	136.0	119.6

Net earnings	$82.7	$79.8	$326.5	$282.9